Exhibit 99.1

The New England Journal of Medicine (NEJM) publishes roxadustat CHINA PHASE 3 RESULTS for the TREATMENT OF anemia IN CHRONIC KIDNEY DISEASE patients receiving dialysis

-- One of Two Concurrent Publications of Roxadustat China Phase 3 Results in

The New England Journal of Medicine --

SAN FRANCISCO, July 24, 2019 - FibroGen, Inc. (NASDAQ: FGEN) today announced the publication of clinical study results in the New England Journal of Medicine (NEJM)1 from the China Phase 3 trial of the efficacy and safety of roxadustat treatment for anemia in chronic kidney disease patients receiving dialysis and were receiving epoetin alfa prior to study participation. In this study, the primary efficacy endpoint was the mean change from the baseline in the hemoglobin level, averaged over Weeks 23 through 27. Roxadustat treatment resulted in a numerically greater mean increase in the hemoglobin level from baseline compared to epoetin alfa, and was non-inferior to epoetin alfa.

Inflammation is a well-known cause of suppression of hemoglobin response in the erythropoiesis-stimulating agents (ESAs) in dialysis patients, reported in published literatures and was observed in the active comparator arm in this study. In contrast, inflammation, measured by elevated baseline C-reactive protein (CRP, a measure of inflammation) levels, did not appear to affect the hemoglobin response with roxadustat treatment in this study. Favorable changes in iron metabolism markers, such as transferrin, hepcidin, and serum iron, were noted with roxadustat as compared to epoetin alfa; this could result in reduced use of intravenous iron therapy and improved efficacy of oral iron supplementation with roxadustat.

Roxadustat, is the first-in-class oral hypoxia-inducible factor prolyl hydroxylase inhibitor (HIF-PHI) achieved the first in world approval in China in December 2018 for the treatment of anemia associated with chronic kidney disease (CKD) in dialysis-dependent patients.

“The treatment of anemia associated with chronic kidney disease remains a serious need in China, with limited access to anemia therapy and blood transfusions, as well as limited ESA effectiveness in this population where inflammation is highly prevalent,” said Professor Chen Nan, Department of Nephrology, Institute of Nephrology, Ruijin Hospital, Shanghai Jiao Tong University School of Medicine, Shanghai. “As the first oral medication approved for anemia in dialysis dependent CKD patients, we are hopeful roxadustat will make a significant contribution to a patient care.”

Anemia caused by CKD is associated with cardiovascular disease, hospitalization, cognitive impairment, and reduced quality of life, and has been shown consistently to be associated with an increased mortality risk2. Anemia becomes increasingly common among individuals with CKD as their kidney function declines, affecting nearly all CKD patients at the dialysis-eligible stage2.

The trial (FGCL-4592-806) was a randomized open-label, active controlled study designed to compare

Exhibit 99.1

the efficacy and safety of oral roxadustat to intravenous epoetin alfa (ESPO®, Kyowa Hakko Kirin) in treatment of anemia patients receiving chronic dialysis who were previously on epoetin alfa treatment.

In this China Phase 3 study, a total of 305 patients were randomized to roxadustat (n=204) and epoetin alfa (n=101) for a 26-week treatment period. The primary endpoint was the average change in hemoglobin from baseline to Week 23-27. The average baseline hemoglobin level was 10.4 g/dL. Notably, use of parenteral iron was restricted in these patients except as a rescue therapy.

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Roxadustat treatment resulted in a numerically greater mean hemoglobin change from baseline to Weeks 23-27 (0.7 g/dL+1.1) than epoetin alfa, (0.5 g/dL +1.0), and was non-inferior to EPO, in Full Analysis Set (FAS).

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Roxadustat-treated patients with elevated CRP had the similar hemoglobin response and dose requirement as in patients with normal CRP, and achieved higher Hb level than EPO-treated patients with elevated CRP level. EPO-treated patients with elevated CRP achieved lower hemoglobin response than those with normal CRP despite receiving higher doses of epoetin alfa.

•	% patients maintain Hb response (hemoglobin level not <1.0 g/dL below baseline value): 92.5% in both the roxadustat and EPO study arms.
•	Roxadustat increased transferrin, maintained serum iron, and attenuated transferrin saturation (TSAT) decreases versus epoetin alfa.
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Roxadustat was associated with a reduction in hepcidin (by a mean of 30.2 ng/ml (95% CI (-64.8, -13.6)) compared to 2.3 ng/ml with epoetin alfa (95% CI -51.6, 6.2)), the central regulator of iron homeostasis.

Of note, the previously reported mean hemoglobin level increase in the roxadustat arm higher than the comparator EPO arm (0.75g/dL vs. 0.46g/dL; p=0.037) was based on Per Protocol analysis per regulatory guidance.

The Phase 3 results importantly demonstrated roxadustat’s ability to correct anemia in patients with high levels of inflammation, a population known for poor response to ESA therapy.

The adverse events observed during treatment were consistent with those expected in patients undergoing dialysis.

“Publication of the data from China Phase 3 anemia study in CKD patients on dialysis in the New England Journal of Medicine highlights the potential impact of roxadustat as the first oral anemia therapy, an effective therapy in maintaining hemoglobin levels in end-stage renal disease patients on dialysis, with or without comorbidity of inflammation,” said K. Peony Yu, M.D., Chief Medical Officer of FibroGen. “We are grateful for the opportunity to improve anemia care for a growing patient population as the number of patients requiring anemia therapy is expected to grow steadily as the CKD population and access to dialysis care continue to expand in China and globally.”

Roxadustat was approved by the National Medical Products Administration (NMPA) in China for patients with chronic kidney disease receiving dialysis in December 2018 and is currently under review for approval for the treatment of anemia in CKD patients not receiving dialysis (China Approved Drug Name: 罗沙司他; Chinese brand name: 爱瑞卓®).

In addition, FibroGen today announced publication of the results in the NEJM from the China Phase 3 trial of the efficacy and safety of roxadustat treatment compared to placebo for anemia in non-dialysis dependent (NDD) CKD patients 3.

Exhibit 99.1

About Roxadustat

Roxadustat (FG-4592), discovered by FibroGen, is a first-in-class, orally administered small molecule currently approved in China for the treatment of anemia in CKD patients on dialysis. Roxadustat is a HIF-PH inhibitor that promotes erythropoiesis through increasing endogenous production of erythropoietin, improving iron regulation, and overcoming the negative impact of inflammation on hemoglobin syntheses and red blood cell production by downregulating hepcidin. Administration of roxadustat has been shown to induce coordinated erythropoiesis, increasing red blood cell count while maintaining plasma erythropoietin levels within or near normal physiologic range in multiple subpopulations of CKD patients, including in the presence of inflammation and without a need for supplemental intravenous iron.

Astellas and FibroGen are collaborating on the development and commercialization of roxadustat for the treatment of anemia in territories including Japan, Europe, the Commonwealth of Independent States, the Middle East, and South Africa. AstraZeneca and FibroGen are collaborating on the development and commercialization of roxadustat for the treatment of anemia in the U.S., China, and other markets in the Americas and in Australia/New Zealand as well as Southeast Asia.

About Anemia Associated with CKD in China

Anemia commonly develops in association with chronic kidney disease and is linked to significant morbidity and mortality in both the dialysis and non-dialysis populations. Although CKD may occur at any age, it is more common in aging populations, and its prevalence is increasing. CKD can be both a cause and a consequence of cardiovascular disease and is a critical healthcare issue. There is no treatment available that is curative or can stop kidney deterioration.

In China, 120 million people have chronic kidney disease, and 500,000 receive dialysis 4,5. Anemia is present in >90% of dialysis patients 6 contributing to morbidity and mortality 7. Anemia treatment is recommended by clinical practice guidelines 8-11, however, studies link high-dose erythropoiesis-stimulating agents to an increased risk of cardiovascular events and death 12-14 with only half the patients in China receiving dialysis achieving hemoglobin level of 10.0 g/dL or greater using recombinant erythropoietin. This apparent undertreatment may result from the medication’s cost, hypo-responsiveness from inflammation, or iron-depletion15.

About FibroGen FibroGen, Inc., headquartered in San Francisco, California, with subsidiary offices in Beijing and Shanghai, People’s Republic of China, is a leading biopharmaceutical company discovering and developing a pipeline of first-in-class therapeutics. The company applies its pioneering expertise in hypoxia-inducible factor (HIF), connective tissue growth factor (CTGF) biology, and clinical development to advance innovative medicines for the treatment of anemia, fibrotic disease, and cancer. Roxadustat, the company’s most advanced product candidate, is an oral small molecule inhibitor of HIF prolyl hydroxylase (HIF-PH) activity, completing Phase 3 clinical development worldwide for the treatment of anemia in chronic kidney disease (CKD), with a New Drug Application (NDA) now approved by the National Medical Products Administration (NMPA) in China. Our partner Astellas submitted an NDA for the treatment of anemia in CKD patients on dialysis in Japan in September 2018, which is currently under review by the Pharmaceuticals and Medical Devices Agency (PMDA). Roxadustat is in Phase 3 clinical development in the U.S. and Europe and in Phase 2/3 development in China for anemia associated with myelodysplastic syndromes (MDS). Pamrevlumab, an anti-CTGF human monoclonal antibody, is in Phase 3 clinical development for the treatment of idiopathic pulmonary fibrosis (IPF), and advancing towards Phase 3 for the treatment of pancreatic cancer.  Pamrevlumab is also currently in a Phase 2 trial for Duchenne muscular dystrophy (DMD). FibroGen is also developing a biosynthetic cornea in China. For more information, please visit www.fibrogen.com.

Exhibit 99.1

Forward-Looking Statements

This release contains forward-looking statements regarding our strategy, future plans and prospects, including statements regarding the development of the company’s product candidates pamrevlumab and roxadustat, the potential safety and efficacy profile of our product candidates, and our clinical, regulatory plans, and those of our partners. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as “may,” “will”, “should,” “on track,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and similar words, although some forward-looking statements are expressed differently. Our actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties related to the continued progress and timing of our various programs, including the enrollment and results from ongoing and potential future clinical trials, and other matters that are described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and our quarterly report on 10-Q for the fiscal quarter ended March 31, 2019, filed with the Securities and Exchange Commission (SEC), including the risk factors set forth therein. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement in this press release, except as required by law.

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Contact

FibroGen, Inc.

Karen L. Bergman

Vice President, Investor Relations and Corporate Communications

1.415.978.1433

ir@fibrogen.com

References:

1.

Chen, N, et al. Roxadustat Treatment for Anemia in Patients Undergoing Long-Term Dialysis. New England Journal of Medicine. To be published July 24, 2019. https://www.nejm.org/doi/full/10.1056/NEJMoa1901713

2.	Babitt JL, Lin HY. Mechanisms of anemia in CKD. J Am Soc Nephrol 2012; 23:1631-4.
3.

Chen, N, Hao, C, et al. Roxadustat for Anemia in Patients with Kidney Disease Not Receiving Dialysis. New England Journal of Medicine. To be published July 24, 2019. https://www.nejm.org/doi/full/10.1056/NEJMoa1813599

4.	Stauffer ME, Fan T. Prevalence of anemia in chronic kidney disease in the United States. PLoS One 2014; 9(1):e84943.
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8.	KDOQI, National Kidney Foundation. KDOQI clinical practice guidelines and clinical practice recommendations for anemia in chronic kidney disease. Am J Kidney Dis 2006; 47: Suppl 3:S11-S145.
9.

Locatelli F, Aljama P, Bárány P, et al. Revised European best practice guidelines for the management of anaemia in patients with chronic renal failure. Nephrol Dial Transplant 2004; 19: Suppl 2:1-ii47.

10.	Kliger AS, Foley RN, Goldfarb DS, et al. KDOQI US commentary on the 2012 KDIGO Clinical Practice Guideline for Anemia in CKD. Am J Kidney Dis 2013; 62:849-59.
11.

Anaemia management in chronic kidney disease: clinical guideline: methods, evidence and recommendations. London: National Clinical Guidelines Centre, June 2015 (https://www .nice .org .uk/ guidance/ ng8/ evidence/ full-guideline-pdf-70545136).

12.

Besarab A, Bolton WK, Browne JK, et al. The effects of normal as compared with low hematocrit values in patients with cardiac disease who are receiving hemodialysis and epoetin. N Engl J Med 1998; 339: 584-90.

13.	Solomon SD, Uno H, Lewis EF, et al. Erythropoietic response and outcomes in kidney disease and type 2 diabetes. N Engl J Med 2010; 363:1146-55.
14.	Szczech LA, Barnhart HX, Inrig JK, et al. Secondary analysis of the CHOIR trial epoetin-alpha dose and achieved hemoglobin outcomes. Kidney Int 2008; 74:791-8.
15.	Li YB, Wang M. The challenge and measures after dialysis therapy entered in rural medical insurance of serious diseases. Chinese Health Economics 2013; 10: 12-4.